Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Transcend Services, Inc. (the “Company”) on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 333-106454, effective June 25, 2003, 033-59115 effective May 5, 1995, 333-116910 effective June 28, 2004, 333-131059 effective January 17, 2006, 333-157780 effective March 9, 2009, and 333-160905 effective July 30, 2009), Form S-8 POS, File No. 333-116911, effective March 13, 2006 and Forms S-3 (File No. 333-106446, effective September 29, 2003 and 333-162106, effective December 4, 2009).

/s/ Grant Thornton LLP

Atlanta, Georgia

March 3, 2010